Exhibit 99.1

Mallinckrodt plc Reports Fiscal 2016 Fourth Quarter and Full-Year Results

-- Net sales of $887.2 million, up 13.9%; 14.2% on a constant-currency basis; diluted earnings per share from continuing operations of $1.01, up 62.9%; adjusted diluted earnings per share of $2.04, up 21.4% --

-- Fiscal 2016 net sales of $3.381 billion, up 15.7%, principally driven by volume in Specialty Brands; diluted earnings per share from continuing operations of $4.39, up 119.5%; adjusted diluted earnings per share from continuing operations of $7.85, up 15.6% --

-- Net sales in Specialty Brands segment increased 35.1%, contributing 71.4% of company total, driven by continued strong volume growth, expanding patient access, and an additional sales week --

-- Fiscal 2016 operating cash flow of $1.185 billion; free cash flow of $1.002 billion --

-- Strategic portfolio transformation continues with pending Nuclear Imaging divestiture, advancement of Terlipressin and Synacthen trials, and acquisition of regenerative medicine skin substitute platform --

CHESTERFIELD, United Kingdom - Nov. 29, 2016 - Mallinckrodt plc (NYSE: MNK), a leading global specialty pharmaceutical company, today reported results for the fourth quarter fiscal 20161. Unless otherwise noted, all comparisons of fiscal 2016 fourth quarter or full fiscal year performance are to the comparable periods of fiscal 2015. As announced in the Aug. 24, 2016 press release, Mallinckrodt now presents its nuclear imaging business as a discontinued operation for all periods.

Net sales were $887.2 million in the fourth quarter fiscal 2016, up 13.9%, or 14.2% on a constant-currency basis. Net sales growth rates benefited from an additional selling week in the fourth quarter fiscal 2016. Management believes this additional selling week positively affected reported growth rates by approximately 6 to 9 percentage points for the quarter.

GAAP2 gross profit was $490.2 million for the fourth quarter, up 15.1%, with gross profit as a percentage of net sales of 55.3%, compared with 54.7%. This growth resulted from strong performance across the Specialty Brands segment, partially offset by increased amortization expense from acquisitions and decreased gross profit from the Specialty Generics segment. Adjusted gross profit was $668.2 million for the quarter, compared with $582.4 million. Adjusted gross profit as a percentage of net sales was 75.3% versus 74.8%.

“Mallinckrodt finished fiscal 2016 with solid performance in the fourth quarter driven by an ongoing focus on execution in the Specialty Brands segment, which contributed over 70% of our total net sales. Our Acquire to Invest strategy continues to produce benefits as our scientific organization generates compelling new data and clinical evidence for key brands, and our commercial teams bring this data to physicians and their patients to help them make better informed treatment decisions," said Mark Trudeau, President and Chief Executive Officer. “Each of our key branded drugs -- Acthar®, INOMAX®, OFIRMEV®, and Therakos® -- contributed volume-led, double-digit net sales growth in the quarter, even excluding the extra week. By following our strategy and focusing on execution, we are making steady progress in building a leading specialty pharmaceutical company and are creating near- and long-term value for patients with high unmet medical needs.”

(1) Amounts reported reflect presentation of the company’s nuclear imaging business and former contrast media and delivery systems (CMDS) business as discontinued operations.

(2) Generally accepted accounting principles in the United States

Trudeau continued, “We’re increasingly focused, too, on building a robust, organic pipeline in Specialty Brands -- developing new indications and products in areas where patients currently have few alternatives and are in need of better options. This is evidenced, in part, by our recent acquisition of the investigational skin substitute product StrataGraft® and the broader development platform of regenerative skin substitutes that have the potential to transform the standard of burn treatment and wound healing.”

GAAP selling, general and administrative (SG&A) expenses for the quarter were $267.8 million, compared with $267.3 million, representing 30.2% and 34.3% of net sales, respectively. Adjusted SG&A expenses for the quarter were $242.8 million or 27.4% of net sales, compared with $207.5 million or 26.6% of net sales, principally driven by the addition of Therakos. Research and development (R&D) expense in the fourth quarter fiscal 2016 increased 9.9%, with R&D as a percentage of net sales at 7.7% in the fourth quarter, as compared with 7.9%.

Income tax benefit in the fourth quarter was $56.4 million versus $56.6 million, resulting in GAAP effective rates of negative 105.2% and 343.0%, respectively. The adjusted effective tax rate was 15.7% compared with 16.2%. The variance between the GAAP and non-GAAP effective tax rate relates to the tax effect on pre-tax non-GAAP adjustments and deferred tax benefits recognized upon pay down of intercompany installment notes created by internal sales of acquired intangible assets.

Diluted GAAP earnings per share from continuing operations for the quarter were $1.01 in the fourth quarter fiscal 2016 compared with $0.62 per diluted share. The increase principally reflects strong net sales and profit contribution in the Specialty Brands segment. These factors were partially offset by declines in the Specialty Generics segment and by higher interest expense. Adjusted diluted earnings per share from continuing operations were $2.04, up 21.4% from $1.68.

FULL-YEAR FISCAL 2016 RESULTS
Fiscal 2016 net sales were $3.381 billion, up 15.7% compared with $2.923 billion. The increase came primarily from continued strength across the Specialty Brands segment, and was partially offset by decreased net sales from the Specialty Generics segment. Management believes the additional selling week positively affected the company’s annual growth rate by approximately 1 to 3 percentage points.

Diluted GAAP earnings per share from continuing operations were $4.39 in fiscal 2016 compared with $2.00, an increase of 119.5%. Adjusted diluted earnings per share from continuing operations were $7.85 in fiscal 2016 versus $6.79, an increase of 15.6%.

BUSINESS SEGMENT RESULTS

Specialty Brands Segment
Net sales for the Specialty Brands segment were $633.1 million in the fourth quarter fiscal 2016 compared with $468.7 million, an increase of 35.1% or 35.7% on a constant-currency basis.

H.P. Acthar Gel (repository corticotropin injection) net sales were $327.0 million in the quarter, a 19.3% increase over $274.2 million. Mallinckrodt’s second largest product, INOMAX (nitric oxide) gas, for inhalation, generated net sales of $126.9 million, up 22.4% over $103.7 million, with constant-currency growth of 22.4%. In the quarter the U.S. Patent and Trademark Office and its Patent Trial and Appeal Board affirmed the validity of multiple INOMAX drug and device patents, enhancing the company’s confidence in the intellectual property estate surrounding INOMAX to at least 2031. Turning to OFIRMEV (acetaminophen) injection, net sales were $75.6 million compared with $61.4 million, an increase of 23.1%.

Net sales of the Therakos immunotherapy platform were $54.5 million, with constant-currency pro forma basis growth of 24.1%. The business has recently experienced temporary, third-party manufacturer production issues with kits supporting its first-generation UVAR XTS® photopheresis system. Mallinckrodt is working diligently to mitigate the shortage. While it’s possible the situation could continue into the second quarter of 2017, the company believes its efforts will successfully resolve the issue sooner. Overall revenue impact is expected to be between $5 to $10 million in each of the December 2016 and March 2017 quarters. Importantly, management believes it will be able to offset most of the earnings impact in the December quarter from strength in the rest of its businesses.

Specialty Generics Segment
Net sales for the segment in the fourth quarter decreased 19.2% to $239.8 million, compared with $296.7 million, driven principally by net sales declines in various product categories due to increased competition negatively impacting both volume and price. On a constant-currency basis, segment net sales declined 19.2%. Management continues to expect decreased net sales in this segment throughout 2017.

After submitting its request for a hearing to the U.S. Food and Drug Administration (FDA) on the agency’s proposal to withdraw Mallinckrodt’s Abbreviated New Drug Application for its extended-release (ER) methylphenidate tablets, the company requested and the FDA granted a 90-day extension of the deadline for submitting documentation to March 19, 2017 supporting the necessity of the hearing. It remains Mallinckrodt’s position that its generic methylphenidate ER products are a safe and effective treatment option for patients who suffer from attention-deficit and hyperactivity disorder.

LIQUIDITY
In fiscal 2016, Mallinckrodt generated $1.185 billion in operating cash flow and $1.002 billion in free cash flow, with $190.2 million in operating cash flow and $140.8 million in free cash flow in the fourth quarter.

During the fourth quarter fiscal 2016, the company repurchased 0.7 million ordinary shares under its share repurchase program for $50.3 million, bringing the total fiscal 2016 share repurchases under the company’s authorized programs to $650.6 million or 9.7 million shares, or approximately 8.3% of diluted shares outstanding. Mallinckrodt also repaid $250.0 million of its revolving credit facility, which was undrawn at Sept. 30, 2016.

Mallinckrodt’s cash balance at the end of the fiscal year was $280.5 million. With its strong cash generation expected to continue in the December quarter and in 2017, the anticipated proceeds from the sale of the nuclear imaging business and availability of its revolving credit facility, management remains confident in its liquidity position, and remains focused primarily on allocating capital to business development, share repurchases, and reducing debt.

CONFERENCE CALL AND WEBCAST
Mallinckrodt will hold a conference call for investors on Tuesday, Nov. 29, 2016, beginning at 8:30 a.m. U.S. Eastern Time. This call can be accessed in three ways:

•	At the Mallinckrodt website: http://www.mallinckrodt.com/investors.

•
By telephone: For both listen-only participants and those who wish to take part in the question-and-answer portion of the call, the telephone dial-in number in the U.S. is (877) 359-9508. For participants outside the U.S., the dial-in number is (224) 357-2393. Callers will need to provide the Conference ID of 4018122.

•
Through an audio replay: A replay of the call will be available beginning at 11:30 a.m. U.S. Eastern time on Tuesday, Nov. 29, 2016, and ending at 11:59 p.m. U.S. Eastern Time on Tuesday, Dec.13, 2016. Dial-in numbers for U.S.-based participants are (855) 859-2056 or (800) 585-8367. Participants outside the U.S. should use the replay dial-in number (404) 537-3406. All callers will be required to provide the Conference ID of 4018122.

ABOUT MALLINCKRODT
Mallinckrodt is a global business that develops, manufactures, markets and distributes specialty pharmaceutical products and therapies, as well as nuclear imaging products. Areas of focus include autoimmune and rare diseases in specialty areas like neurology, rheumatology, nephrology, pulmonology and ophthalmology; immunotherapy and neonatal respiratory critical care therapies; analgesics and hemostasis products; and central nervous system drugs. The company's core strengths include the acquisition and management of highly regulated raw materials and specialized chemistry, formulation and manufacturing capabilities. The company's Specialty Brands segment includes branded medicines and its Specialty Generics segment includes specialty generic drugs, active pharmaceutical ingredients and external manufacturing. To learn more about Mallinckrodt, visit www.mallinckrodt.com.

Mallinckrodt uses its website as a channel of distribution of important company information, such as press releases, investor presentations and other financial information. It also uses its website to expedite public access to time-critical information regarding the company in advance of or in lieu of distributing a press release or a filing with the U.S. Securities and Exchange Commission (SEC) disclosing the same information. Therefore, investors should look to the Investor Relations page of the website for important and time-critical information. Visitors to the website can also register to receive automatic e-mail and other notifications alerting them when new information is made available on the Investor Relations page of the website.

NON-GAAP FINANCIAL MEASURES
This press release contains financial measures, including adjusted net income, adjusted diluted earnings per share, adjusted gross profit, adjusted SG&A, net sales growth on a constant-currency basis, adjusted effective tax rate, pro forma fourth quarter fiscal 2015 Therakos net sales, and free cash flow, which are considered "non-GAAP" financial measures under applicable SEC rules and regulations.

Adjusted net income, adjusted gross profit and adjusted SG&A represent amounts prepared in accordance with accounting principles generally accepted in the U.S. (GAAP) and adjusted for certain items that management believes are not reflective of the operational performance of the business. The adjustments for these items are on a pre-tax basis for adjusted gross profit and adjusted SG&A and on an after-tax basis for adjusted net income. Adjustments to GAAP amounts include, as applicable to each measure, restructuring and related charges, net; amortization and impairment charges; discontinued operations; acquisition-related expenses; changes in fair value of contingent consideration obligations; inventory step-up expenses; significant legal and environmental charges; recurrent cash tax payments to the U.S. Internal Revenue Service associated with internal installment sales transactions; and other items identified by the company. Adjusted diluted earnings per share represent adjusted net income divided by the number of diluted shares.

The adjusted effective tax rate is calculated as the income tax effects on continuing and discontinued operations plus the income tax impact included in Mallinckrodt’s reconciliation of net income, divided by income from continuing and discontinued operations plus the pre-tax, non-income, tax-related adjustments included in its reconciliation of adjusted net income (excluding dilutive share impact). The income tax impact item included in its reconciliation of adjusted net income primarily represents the tax impact of adjustments between net income and adjusted net income as well as deferred tax benefits recognized upon pay down of intercompany installment notes created by internal sales of acquired intangible assets.

Net sales growth on a constant-currency basis measures the change in net sales between current- and prior-year periods using a constant currency, the exchange rate in effect during the applicable prior-year period.

Pro forma fourth quarter fiscal 2015 Therakos net sales represent $46.1 million of its net sales under prior ownership. Therakos growth in the fourth quarter fiscal 2016 was 18.2% over pro forma fourth quarter fiscal 2015. The growth was negatively impacted by 5.9% due to currency impacts.

Free cash flow for fiscal 2016 represents net cash provided by operating activities of $1,184.6 million less capital expenditures of $182.9 million, each as prepared in accordance with GAAP. For the fourth quarter, the company generated $190.2 million in net cash provided by operating activities less capital expenditures of $49.4 million.

The company has provided these adjusted financial measures because they are used by management, along with financial measures in accordance with GAAP, to evaluate the company's operating performance. In addition, the company believes that they will be used by certain investors to measure Mallinckrodt's operating results. Management believes that presenting these adjusted measures provides useful information about the company's performance across reporting periods on a consistent basis by excluding items that the company does not believe are indicative of its core operating performance.
These adjusted measures should be considered supplemental to and not a substitute for financial information prepared in accordance with GAAP. The company's definition of these adjusted measures may differ from similarly titled measures used by others.

Because adjusted financial measures exclude the effect of items that will increase or decrease the company's reported results of operations, management strongly encourages investors to review the company's consolidated financial statements and publicly filed reports in their entirety. A reconciliation of certain of these historical adjusted financial measures to the most directly comparable GAAP financial measures is included in the tables accompanying this release.

Further information regarding non-GAAP financial measures can be found on the Investor Relations page of the company’s website.

Cautionary Statements Related to Forward-Looking Statements
Statements in this document that are not strictly historical, including statements regarding future financial condition and operating results, economic, business, competitive and/or regulatory factors affecting Mallinckrodt's businesses and any other statements regarding events or developments that we believe or anticipate will or may occur in the future, may be "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties.
There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include risks and uncertainties related to, among other things: the parties' ability to satisfy the conditions to the divestiture of the Nuclear Imaging business, including approval from the U.S. Nuclear Regulatory Commission and the Committee on Foreign Investment in the United States, and clearance from relevant competition authorities, and complete the divestiture on the anticipated timeline or at all; general economic conditions and conditions affecting the industries in which Mallinckrodt operates; the commercial success of Mallinckrodt's products; Mallinckrodt's ability to realize anticipated growth, synergies and cost savings from acquisitions; conditions that could necessitate an evaluation of Mallinckrodt's goodwill and/or intangible assets for possible impairment; changes in laws and regulations; Mallinckrodt's ability to successfully integrate acquisitions of operations, technology, products and businesses generally and to realize anticipated growth, synergies and cost savings; Mallinckrodt's ability to successfully develop or commercialize new products; Mallinckrodt's ability to protect intellectual property rights; Mallinckrodt's ability to receive procurement and production quotas granted by the U.S. Drug Enforcement Administration; customer concentration; Mallinckrodt's reliance on certain individual products that are material to its financial performance; cost containment efforts of customers, purchasing groups, third-party payers and governmental organizations; the reimbursement practices of a small number of public or private insurers; pricing pressure on certain of Mallinckrodt’s products due to legal changes or changes in insurers’ reimbursement practices resulting from recent increased public scrutiny of healthcare and pharmaceutical costs; limited clinical trial data for H.P. Acthar Gel; complex reporting and payment obligations under healthcare rebate programs; Mallinckrodt's ability to navigate price fluctuations; future changes to U.S. and foreign tax laws; Mallinckrodt's ability to achieve expected benefits from restructuring activities; complex manufacturing processes; competition; product liability losses and other litigation liability; ongoing governmental investigations; material health, safety and environmental liabilities; retention of key personnel; conducting business internationally; the effectiveness of information technology infrastructure; and cybersecurity and data leakage risks.
These and other factors are identified and described in more detail in the "Risk Factors" sections of Mallinckrodt's Annual Report on Form 10-K for the fiscal year ended September 25, 2015 and Quarterly Report on Form 10-Q for the fiscal quarter ended June 24, 2016. The forward-looking statements made herein speak only as of the date hereof and Mallinckrodt does not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise, except as required by law.

CONTACTS

Investor Relations
Coleman N. Lannum, CFA
Senior Vice President, Investor Strategy and IRO
314-654-6649
cole.lannum@mallinckrodt.com

Daniel J. Speciale, CPA
Director, Investor Relations
314-654-3638
daniel.speciale@mallinckrodt.com

Media
Rhonda Sciarra
Senior Communications Manager
314-654-8618
rhonda.sciarra@mallinckrodt.com

Meredith Fischer
Chief Public Affairs Officer
314-654-3318
meredith.fischer@mallinckrodt.com

MALLINCKRODT PLC
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in millions, except per share data)

	Three Months Ended
	September 30, 2016	Percent of Net sales	September 25, 2015	Percent of Net sales
Net sales	$887.2	100.0%	$778.8	100.0%
Cost of sales	397.0	44.7	353.0	45.3
Gross profit	490.2	55.3	425.8	54.7
Selling, general and administrative expenses	267.8	30.2	267.3	34.3
Research and development expenses	67.9	7.7	61.8	7.9
Restructuring charges, net	6.8	0.8	4.5	0.6
Gains on divestiture and license	—	—	(0.8)	(0.1)
Operating income	147.7	16.6	93.0	11.9
Interest expense	(94.0)	(10.6)	(76.9)	(9.9)
Interest income	0.5	0.1	0.3	—
Other (loss) income, net	(0.6)	(0.1)	0.1	—
Income from continuing operations before income taxes	53.6	6.0	16.5	2.1
Income tax benefit	(56.4)	(6.4)	(56.6)	(7.3)
Income from continuing operations	110.0	12.4	73.1	9.4
Income from discontinued operations, net of income taxes	5.0	0.6	2.1	0.3
Net income	$115.0	13.0%	$75.2	9.7%

Basic earnings per share:
Income from continuing operations	$1.02		$0.62
Income from discontinued operations	0.05		0.02
Net income	1.07		0.64
Diluted earnings per share:
Income from continuing operations	$1.01		$0.62
Income from discontinued operations	0.05		0.02
Net income	1.06		0.63
Weighted-average number of shares outstanding:
Basic	107.6		116.5
Diluted	108.6		117.8

MALLINCKRODT PLC
NON-GAAP MEASURES
(unaudited, in millions except per share data)

	Three Months Ended
	September 30, 2016				September 25, 2015
	Gross profit	Selling, general and administrative expenses	Net income	Diluted net income per share	Gross profit	Selling, general and administrative expenses	Net income	Diluted net income per share
GAAP	$490.2	$267.8	$115.0	$1.06	$425.8	$267.3	$75.2	$0.63
Adjustments:
Intangible asset amortization	174.0	(1.9)	175.9	1.62	151.7	(1.9)	153.6	1.30
Restructuring and related charges, net (1)	0.6	(1.3)	8.7	0.08	—	—	4.6	0.04
Inventory step-up expense	3.4	—	3.4	0.03	4.9	—	4.9	0.04
Incremental equity conversion costs	—	—	—	—	—	(15.6)	15.6	0.13
Income from discontinued operations	—	—	(5.0)	(0.05)	—	—	(2.1)	(0.02)
Change in contingent consideration fair value	—	(15.0)	15.0	0.14	—	—	—	—
Acquisition related expenses	—	(3.8)	3.8	0.03	—	(22.8)	22.8	0.19
Significant legal and environmental changes	—	(3.0)	3.0	0.03	—	(19.5)	19.5	0.17
Income taxes (2)	—	—	(97.8)	(0.90)	—	—	(95.0)	(0.81)
Dilutive share impact (3)	—	—	—	—	—	—	(1.2)	(0.01)
As adjusted	$668.2	$242.8	$222.0	$2.04	$582.4	$207.5	$197.9	$1.68

Percent of net sales	75.3%	27.4%	25.0%		74.8%	26.6%	25.4%

(1)	Includes pre-tax accelerated depreciation.

(2)
Includes tax effects of above adjustments as well as the elimination of deferred tax benefits recognized upon pay down of intercompany installment notes created by internal sales of acquired intangible assets.

(3)
For the three months ended September 25, 2015, the diluted net income per share on a GAAP basis was required to be calculated using the two-class method of calculating net income per share. This method required $0.5 million of net income be allocated to participating securities for the three months ended September 25, 2015. This adjustment reflects this allocation and a similar allocation of the above adjustments. Using the two-class method, the weighted-average number of shares were 117.8 million for the three months ended September 25, 2015. Due to the fiscal 2015 vesting of equity awards that qualified as participating securities, the Company is no longer required to use the two-class method, and therefore applied the treasury stock method for the three months ended September 25, 2016.

MALLINCKRODT PLC
SEGMENT NET SALES AND CONSTANT-CURRENCY GROWTH
(unaudited, in millions)

	Three Months Ended
	September 30, 2016	September 25, 2015	Percent change	Currency impact	Constant-currency growth
Specialty Brands	$633.1	$468.7	35.1%	(0.6)%	35.7%
Specialty Generics	239.8	296.7	(19.2)	—	(19.2)
	872.9	765.4	14.0	(0.3)	14.3
Other(1)	14.3	13.4	6.7	—	6.7
Net sales	$887.2	$778.8	13.9%	(0.3)%	14.2%

(1)
Represents net sales from an ongoing, post-divestiture supply agreement with the acquirer of the CMDS business. Amounts for periods prior to the divestiture represent the reclassification of intercompany sales to third-party sales to conform with the expected presentation of the ongoing supply agreement.

MALLINCKRODT PLC
SELECT PRODUCT LINE NET SALES
(unaudited, in millions)

	Three Months Ended
	September 30, 2016	September 25, 2015	Percent change	Currency impact	Constant-currency growth
Specialty Brands
Acthar	$327.0	$274.2	19.3%	—%	19.3%
Inomax	126.9	103.7	22.4	—	22.4
Ofirmev	75.6	61.4	23.1	—	23.1
Therakos immunotherapy	54.5	—	—	—	—
Hemostasis	17.2	—	—	—	—
Other	31.9	29.4	8.5	—	8.5
Specialty Brands Total	$633.1	$468.7	35.1%	(0.6)%	35.7%

Specialty Generics
Hydrocodone (API) and hydrocodone-containing tablets	$30.8	$29.2	5.5%	—%	5.5%
Oxycodone (API) and oxycodone-containing tablets	28.8	27.4	5.1	—	5.1
Methylphenidate ER	23.4	23.9	(2.1)	—	(2.1)
Other controlled substances	111.8	157.5	(29.0)	—	(29.0)
Other	45.0	58.7	(23.3)	0.1	(23.4)
Specialty Generics Total	$239.8	$296.7	(19.2)%	—%	(19.2)%

MALLINCKRODT PLC
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in millions, except per share data)

	Fiscal Year Ended
	September 30, 2016	Percent of Net sales	September 25, 2015	Percent of Net sales
Net sales	$3,380.8	100.0%	$2,923.1	100.0%
Cost of sales	1,525.8	45.1	1,300.2	44.5
Gross profit	1,855.0	54.9	1,622.9	55.5
Selling, general and administrative expenses	925.3	27.4	1,023.8	35.0
Research and development expenses	262.2	7.8	203.3	7.0
Restructuring charges, net	33.3	1.0	45.0	1.5
Non-restructuring impairment charges	16.9	0.5	—	—
Gains on divestiture and license	—	—	(3.0)	(0.1)
Operating income	617.3	18.3	353.8	12.1
Interest expense	(384.6)	(11.4)	(255.6)	(8.7)
Interest income	1.3	—	1.0	—
Other (loss) income, net	(0.6)	—	8.1	0.3
Income from continuing operations before income taxes	233.4	6.9	107.3	3.7
Income tax benefit	(255.6)	(7.6)	(129.3)	(4.4)
Income from continuing operations	489.0	14.5	236.6	8.1
Income from discontinued operations, net of income taxes	154.7	4.6	88.1	3.0
Net income	$643.7	19.0%	$324.7	11.1%

Basic earnings per share:
Income from continuing operations	$4.42		$2.03
Income from discontinued operations	1.40		0.75
Net income	5.82		2.78
Diluted earnings per share:
Income from continuing operations	$4.39		$2.00
Income from discontinued operations	1.39		0.75
Net income	5.77		2.75
Weighted-average number of shares outstanding:
Basic	110.6		115.8
Diluted	111.5		117.2

MALLINCKRODT PLC
NON-GAAP MEASURES
(unaudited, in millions except per share data)

	Fiscal Year Ended
	September 30, 2016				September 25, 2015
	Gross profit	Selling, general and administrative expenses	Net income	Diluted net income per share	Gross profit	Selling, general and administrative expenses	Net income	Diluted net income per share
GAAP	$1,855.0	$925.3	$643.7	$5.77	$1,622.9	$1,023.8	$324.7	$2.75
Adjustments:
Intangible asset amortization	692.8	(7.3)	700.1	6.28	544.0	(6.3)	550.3	4.70
Restructuring and related charges, net (1)	1.8	(3.1)	38.2	0.34	—	—	45.3	0.39
Inventory step-up expense	24.3	—	24.3	0.22	44.1	—	44.1	0.38
Incremental equity conversion costs	—	—	—	—	—	(80.6)	80.6	0.69
Income from discontinued operations	—	—	(154.7)	(1.39)	—	—	(88.1)	(0.75)
Non-restructuring impairment charges	—	—	16.9	0.15	—	—	—	—
Change in contingent consideration fair value	—	(4.4)	4.4	0.04	—	—	—	—
Acquisition related expenses	—	(6.9)	6.9	0.06	—	(53.4)	53.4	0.46
Significant legal and environmental changes	—	(14.5)	14.5	0.13	—	(86.3)	86.3	0.74
Income taxes (2)	—	—	(418.6)	(3.75)	—	—	(294.7)	(2.51)
Dilutive share impact (3)	—	—	—	—	—	—	(6.6)	(0.06)
As adjusted	$2,573.9	$889.1	$875.7	$7.85	$2,211.0	$797.2	$795.3	$6.79

Percent of net sales	76.1%	26.3%	25.9%		75.6%	27.3%	27.2%

(1)	Includes pre-tax accelerated depreciation.

(2)
Includes tax effects of above adjustments as well as the elimination of deferred tax benefits recognized upon pay down of intercompany installment notes created by internal sales of acquired intangible assets.

(3)
For the fiscal year ended September 25, 2015, the diluted net income per share on a GAAP basis was required to be calculated using the two-class method of calculating net income per share. This method required $2.7 million of net income be allocated to participating securities for the fiscal year ended September 25, 2015. This adjustment reflects this allocation and a similar allocation of the above adjustments. Using the two-class method, the weighted-average number of shares were 117.2 million for the fiscal year ended September 25, 2015. Due to the fiscal 2015 vesting of equity awards that qualified as participating securities, the Company is no longer required to use the two-class method, and therefore applied the treasury stock method for the fiscal year ended September 25, 2015.

MALLINCKRODT PLC
SEGMENT NET SALES AND CONSTANT-CURRENCY GROWTH
(unaudited, in millions)

	Fiscal Year Ended
	September 30, 2016	September 25, 2015	Percent change	Currency impact	Constant-currency growth
Specialty Brands	$2,300.6	$1,622.8	41.8%	(0.4)%	42.2%
Specialty Generics	1,025.2	1,251.6	(18.1)	(0.5)	(17.6)
	3,325.8	2,874.4	15.7	(0.4)	16.1
Other(1)	55.0	48.7	12.9	—	12.9
Net sales	$3,380.8	$2,923.1	15.7%	(0.4)%	16.1%

(1)
Represents net sales from an ongoing, post-divestiture supply agreement with the acquirer of the CMDS business. Amounts for periods prior to the divestiture represent the reclassification of intercompany sales to third-party sales to conform with the expected presentation of the ongoing supply agreement.

MALLINCKRODT PLC
SELECT PRODUCT LINE NET SALES
(unaudited, in millions)

	Fiscal Year Ended
	September 30, 2016	September 25, 2015	Percent change	Currency impact	Constant-currency growth
Specialty Brands
Acthar	$1,160.4	$1,037.3	11.9%	—%	11.9%
Inomax	474.3	185.2	156.1	(0.2)	156.3
Ofirmev	284.3	263.0	8.1	—	8.1
Therakos immunotherapy	207.6	—	—	—	—
Hemostasis	42.5	—	—	—	—
Other	131.5	137.3	(4.2)	(0.2)	(4.0)
Specialty Brands Total	$2,300.6	$1,622.8	41.8%	(0.4)%	42.2%

Specialty Generics
Hydrocodone (API) and hydrocodone-containing tablets	$146.5	$167.2	(12.4)%	—%	(12.4)%
Oxycodone (API) and oxycodone-containing tablets	126.2	154.6	(18.4)	—	(18.4)
Methylphenidate ER	103.5	136.5	(24.2)	—	(24.2)
Other controlled substances	468.1	572.2	(18.2)	—	(18.2)
Other	180.9	221.1	(18.2)	(2.7)	(15.5)
Specialty Generics Total	$1,025.2	$1,251.6	(18.1)%	(0.5)%	(17.6)%

MALLINCKRODT PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	September 30, 2016	September 25, 2015
Assets
Current Assets:
Cash and cash equivalents	$280.5	$365.9
Accounts receivable, net	465.8	489.6
Inventories	335.6	262.1
Deferred income taxes	—	139.2
Prepaid expenses and other current assets	115.9	194.4
Current assets held for sale	308.8	394.9
Total current assets	1,506.6	1,846.1
Property, plant and equipment, net	844.0	793.0
Goodwill	3,705.3	3,649.4
Intangible assets, net	9,182.3	9,666.3
Other assets	260.5	225.7
Long-term assets held for sale	—	223.6
Total Assets	$15,498.7	$16,404.1

Liabilities and Shareholders' Equity
Current Liabilities:
Current maturities of long-term debt	$256.3	$22.0
Accounts payable	110.1	116.8
Accrued payroll and payroll-related costs	116.0	95.0
Accrued interest	80.6	80.2
Accrued and other current liabilities	550.9	486.1
Current liabilities held for sale	120.8	129.3
Total current liabilities	1,234.7	929.4
Long-term debt	5,788.7	6,474.3
Pension and postretirement benefits	144.9	114.2
Environmental liabilities	73.4	73.3
Deferred income taxes	2,581.4	3,117.5
Other income tax liabilities	67.7	121.3
Other liabilities	337.2	209.0
Long-term liabilities held for sale	—	53.9
Total Liabilities	10,228.0	11,092.9
Shareholders' Equity:
Preferred shares	—	—
Ordinary shares	23.6	23.5
Ordinary shares held in treasury at cost	(762.6)	(109.7)
Additional paid-in capital	5,412.7	5,357.6
Retained earnings	682.6	38.9
Accumulated other comprehensive income	(85.6)	0.9
Total Shareholders' Equity	5,270.7	5,311.2
Total Liabilities and Shareholders' Equity	$15,498.7	$16,404.1

MALLINCKRODT PLC
CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	Fiscal Year Ended
	September 30, 2016	September 25, 2015
Cash Flows From Operating Activities:
Net income	$643.7	$324.7
Adjustments to reconcile net cash provided by operating activities:
Depreciation and amortization	834.5	672.5
Share-based compensation	42.9	117.0
Deferred income taxes	(432.9)	(191.6)
Non-cash impairment charges	16.9	—
Gain on disposal of discontinued operations	(95.3)	—
Inventory provisions	29.2	—
Other non-cash items	29.6	(59.6)
Changes in assets and liabilities, net of the effects of acquisitions:
Accounts receivable, net	31.2	0.7
Inventories	(17.3)	61.3
Accounts payable	(9.7)	20.4
Income taxes	93.9	30.2
Other	17.9	(79.2)
Net cash provided by operating activities	1,184.6	896.4
Cash Flows From Investing Activities:
Capital expenditures	(182.9)	(148.0)
Acquisitions and intangibles, net of cash acquired	(245.4)	(2,154.7)
Proceeds from disposal of discontinued operations, net of cash	267.0	—
Restricted cash	47.3	3.1
Other	6.0	3.0
Net cash used in investing activities	(108.0)	(2,296.6)
Cash Flows From Financing Activities:
Issuance of external debt	98.3	3,010.0
Repayment of external debt and capital leases	(568.6)	(1,848.4)
Debt financing costs	(0.1)	(39.9)
Excess tax benefit from share-based compensation	—	34.1
Proceeds from exercise of share options	14.0	34.4
Repurchase of shares	(652.9)	(92.2)
Other	(53.0)	(28.1)
Net cash (used in) provided by financing activities	(1,162.3)	1,069.9
Effect of currency rate changes on cash	0.3	(11.6)
Net increase in cash and cash equivalents	(85.4)	(341.9)
Cash and cash equivalents at beginning of period	365.9	707.8
Cash and cash equivalents at end of period	$280.5	$365.9